Exhibit 5.1

December 15, 2017
Commercial Vehicle Group, Inc.
7800 Walton Parkway
New Albany, Ohio 43054

Re:	Registration of Securities of Commercial Vehicle Group, Inc. on Form S-8
Ladies and Gentlemen:
We refer to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), by Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), relating to 2,000,000 shares of the Company’s common stock, par value $0.01 per share (the “Shares”) which may be issued under the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “Plan”).
As counsel for the Company, we have examined the Plan and originals or copies of the corporate records of the Company, certificates and other communications of public officials, certificates of officers of the Company and such other documents as we have deemed relevant or necessary for the purpose of rendering the opinions expressed herein. As to questions of fact material to those opinions, we have, to the extent we deemed appropriate, relied on certificates of officers of the Company and on certificates and other communications of public officials. We have assumed the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as copies, facsimiles, or electronic images thereof, the due authorization, execution and delivery by the parties thereto other than the Company of all documents examined by us, and the legal capacity of each individual who signed any of those documents. We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.
Based upon the foregoing, we are of the opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be validly issued, fully paid and nonassessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.
The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America, and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction.
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm wherever it appears in the Registration Statement. This consent is not to be construed as an admission that we are a party whose consent is required to be filed with the Registration Statement under the provisions of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

December 15, 2017

Very truly yours,

/s/ Norton Rose Fulbright US LLP

Norton Rose Fulbright US LLP